Exhibit 3.1

CERTIFICATE OF AMENDMENT

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

Orbital Tracking Corp., a corporation organized and existing under the laws of the state of Nevada (the “Corporation”) hereby certifies as follows:

1.ARTICLE 3 of the Corporation’s Amended and Restated Articles of Incorporation shall be amended and restated in its entirety to read as follows:

 3.01    Authorized Capital Stock.    The total number of shares of stock this Corporation is authorized to issue shall be eight hundred million (800,000,000) shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock."

 3.02    Common Stock.    The total number of authorized shares of Common Stock shall be seven hundred and fifty million (750,000,000) shares with par value of $0.0001 per share.

 3.03    Preferred Stock.    The total number of authorized shares of Preferred Stock shall be fifty million (50,000,000) shares with par value of $0.0001 per share. The board of directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

 (a)   Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

 (b)   The number of shares to constitute the class or series and the designation thereof;

 (c)   The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

 (d)   Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

 (e)   Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

                              (f)    The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

 (g)   The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

 (h)   Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

 (i)    Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

 The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.  If shares or series of stock established by a resolution of the Board of Directors have been issued, the designation of the class or series, the number of the class or series and the voting powers, designations, preferences, limitations, restrictions and relative rights of the class or series may be amended solely by a resolution of the Board of Directors.

2.
The foregoing amendments have been duly adopted in accordance with the provisions of Nevada Revised Statutes 78.385 and 78.390 by the vote of a majority of the outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment as of this 7th day of  March, 2016.

/s/ David Phipps David Phipps, Chief Executive